Exhibit (a)(5)(H)

RedPrairie and JDA Provide Update on Acquisition Progress

Financing Proceeds Condition Waived

December 14, 2012, Atlanta, GA and Scottsdale, AZ – RedPrairie and JDA Software Group, Inc. (NASDAQ: JDAS) (“JDA”) today announced that the financing proceeds condition of the previously announced cash tender offer by affiliates of RedPrairie to purchase all outstanding shares of JDA has been waived. In connection with this announcement, affiliates of RedPrairie have entered into definitive credit agreements relating to the financing of the proposed acquisition of JDA.

As previously announced, pursuant to the merger agreement among RP Crown Acquisition Sub, LLC and RP Crown Parent, LLC (affiliates of RedPrairie) and JDA, RP Crown Acquisition Sub, LLC commenced a tender offer on November 15, 2012 to acquire all of the outstanding shares of common stock of JDA for $45.00 per share, net to the seller in cash without interest and less any required withholding taxes. The tender offer is scheduled to expire at 11:59 p.m., New York time, on Thursday, December 20, 2012, unless further extended.

Prior to today’s waiver, the tender offer was conditioned on the receipt of the proceeds of the debt financing commitments from the lenders. The transaction remains subject to other closing conditions as set forth in the Offer to Purchase filed with the U.S. Securities and Exchange Commission (“SEC”) on November 15, 2012.

The transaction has already cleared the two regulatory requirements, receiving early termination of the waiting period for U.S. antitrust review as well as clearance from the German Federal Cartel Office.

Greenhill & Co. is serving as financial advisor to RedPrairie and dealer manager for the tender offer, and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal counsel. Credit Suisse also served as a financial advisor to RedPrairie.

RedPrairie Contact Information:

Media Contact:
Brunswick Group
Shahed Larson / Charlotte McCrum
+1 (212) 333-3810

Investor Contact:
MacKenzie Partners
+1 (800) 322-2885

JDA Contact Information:

Media:
Beth Elkin
469-357-4225 beth.elkin@jda.com

Investors:

Mike Burnett

480-308-3392

mike.burnett@jda.com

About RedPrairie

For more than 35 years, RedPrairie’s best-of-breed supply chain, workforce and all-channel retail solutions have put commerce in motion for the world’s leading companies. Installed in over 60,000 customer sites across more than 50 countries, RedPrairie solutions adapt to help ensure visibility and collaboration between manufacturers, distributors, retailers and consumers. RedPrairie is prepared to meet its customers’ current and future demands with multiple delivery options, flexible architecture and 24/7 technical and customer support. For a world in motion, RedPrairie is commerce in motion.

To learn more about how RedPrairie solutions can optimize your inventory, improve employee productivity or increase sales, visit RedPrairie.com or email info@redprairie.com.

RedPrairie is a registered trademark of RedPrairie Corporation. © 2012 RedPrairie Corporation. All Rights Reserved. Other product and service names mentioned herein are the trademarks of their respective owners.

About JDA Software Group

JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is the leading provider of innovative supply chain management, merchandising and pricing excellence solutions worldwide. JDA empowers more than 2,700 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA’s robust services offering, including complete solution lifecycle management via JDA Cloud Services, provides customers with leading-edge industry practices and supply chain expertise, lower total cost of ownership, long-term business value, and 24/7 functional and technical support. To learn more, visit jda.com or email

Forward Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding information regarding the intent, belief or current expectation of JDA Software Group, Inc. (the “Company”) and members of its senior management team. Forward-looking statements include, without limitation, statements regarding prospective performance and opportunities and the outlook for the Company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on August 6, 2012, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, its Solicitation/Recommendation Statement on Schedule 14D-9, filed with the SEC on November 15, 2012, its preliminary Proxy Statement on Schedule 14A, filed with the SEC on November 21, 2012, and the tender offer documents filed by RP Crown Acquisition Sub, LLC, a Delaware limited liability company (“Merger Sub”) and certain of its affiliates, including RP Crown Parent, LLC (“Parent”), each as amended from time to time. All of the materials related to the transaction (and all other transaction documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by the Company with the SEC by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock has been made pursuant to a tender offer statement on Schedule TO, containing an Offer to Purchase and related tender offer documents, filed by Merger Sub and certain of its affiliates with the SEC. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THESE DOCUMENTS, AS AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The tender offer materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and stockholders may also obtain free copies of the documents filed by the Company with the SEC by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com or by contacting MacKenzie Partners, Inc., the information agent for the tender offer, at (800) 322-2885.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be proxy solicitation material in respect of the proposed acquisition of the Company by an affiliate of Parent. In connection with the potential one-step merger, the Company has filed a preliminary Proxy Statement on Schedule 14A with the SEC. Additionally, the Company intends to file other relevant materials with the SEC in connection with the proposed acquisition of the Company pursuant to the terms of an Agreement and Plan of Merger dated as of November 1, 2012 by and among the Company, Parent and Merger Sub. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND CONSIDER THESE MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION. The materials filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and stockholders will also be able to obtain free copies of the documents filed by the Company with the SEC by contacting Company Investor Relations at 14400 N. 87th Street, Scottsdale, Arizona 85260, telephone number (480-308-3392) or mike.burnett@jda.com.

The Company and its directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s definitive proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on October 4, 2012, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on August, 6, 2012, and the preliminary Proxy Statement on Schedule 14A and other relevant materials which may be filed with the SEC in connection with the transaction when and if they become available. Information concerning the interests of the Company’s potential participants, which may, in some cases, be different than those of the Company’s stockholders generally, are set forth in the preliminary Proxy Statement on Schedule 14A relating to the transaction.